UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                               (Amendment No. 7)*

                             CYBEROPTICS CORPORATION
                       ----------------------------------
                                (Name of Issuer)


                                  Common Stock
                       ----------------------------------
                         (Title of Class of Securities)


                                   232517 10 2
                       ----------------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (continued on following page(s))




                                                               Page 2 of 5 pages

                                  SCHEDULE 13G
                                  ------------

CUSIP No. 232517 10 2
          ------------------------------------

-------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Steven K. Case     ***-**-****
-------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) |_|
                                                                       (b) |_|
-------------------------------------------------------------------------------
 3         SEC USE ONLY


-------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION


-------------------------------------------------------------------------------
                                 5       SOLE VOTING POWER
                                         312,238 (Includes 28,750 shares
                                         purchaseable upon exercise of options
              NUMBER OF                  exercisable within 60 days of 12/31/96)
               SHARES          ------------------------------------------------
            BENEFICIALLY         6       SHARED VOTING POWER
              OWNED BY                   -0-
                EACH
              REPORTING        ------------------------------------------------
               PERSON            7       SOLE DISPOSITIVE POWER
                WITH                     312,238 (Includes 26,250 shares
                                         purchaseable upon exercise of options
                                         exercisable within 60 days of 12/31/96)
                               ------------------------------------------------
                                 8       SHARED DISPOSITIVE POWER
                                         -0-
--------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           312,238
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           6.0%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------

                      * SEE INSTRUCTION BEFORE FILLING OUT!

                                                               Page 3 of 5 pages


ITEM 1(a).     Name of Issuer
               --------------
               CyberOptics Corporation

ITEM 1(b).     Address of Issuer's Principal Executive Offices
               -----------------------------------------------
               5900 Golden Hills Drive
               Minneapolis, Minnesota 55416

ITEM 2(a).     Name of Person Filing
               ---------------------
               Steven K. Case

ITEM 2(b).     Address of Principal Business Office
               -------------------------------------
               5900 Golden Hills Drive
               Minneapolis, MN 55416

ITEM 2(c).     Citizenship
               -----------
               United States (Minnesota)

ITEM 2(d).     Title of Class of Securities
               ----------------------------
               Common Stock, no par value

ITEM 2(e).     CUSIP Number
               ------------
               232517 10 2

ITEM 3. If this statement is filed pursuant to Rules 13d-1(b), or 13(d)- 2(b), check whether the person filing it is a:
               --------------

      (a)      [ ]  Broker or Dealer registered under Section 15 of the Act
      (b)      [ ]  Bank as defined in section 3(a)(6) of the Act
      (c)      [ ]  Insurance Company as defined in section 3(a)(19) of the
                    Act
      (d)      [ ]  Investment Company registered under section 8 of the
                    Investment Advisers Act of 1940
      (e)      [ ]  Investment Adviser registered under section 203 of the
                    Investment Advisers Act of 1940
      (f)      [ ]  Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund
      (g)      [ ]  Parent Holding Company, in accordance with ss. 240.13d-1(b)
                    (ii)(G)
      (h)      [ ]  Group, in accordance with ss. 240.13d-1(b)(1)(ii)(H)

                                                               Page 4 of 5 pages


ITEM 4.        Ownership
               ---------

      (a)      Amount Beneficially Owned:    312,238

      (b)      Percent of Class:   6.0%

      (c)      Number of shares as to which such person has:

               (i)       sole power to vote or to direct the vote:    312,238(1)

               (ii)      shared power to vote or to direct the vote:  0

               (iii)     sole power to dispose or to direct the disposition of:
                         312,238

               (iv)      shared power to dispose or to direct the disposition
                         of:  0

      ----------------------------
      (1) Includes 28,750 shares purchaseable upon exercise of options exercisable within 60 days of 12/31/96.

ITEM 5.        Ownership of Five Percent or Less of a Class
               --------------------------------------------
               Not applicable

ITEM 6.        Ownership of More than Five Percent on Behalf of Another Person
               ---------------------------------------------------------------
               Not Applicable

ITEM 7.        Identification and Classification of the Subsidiary Which
               ----------------------------------------------------------
               Acquired the Security Being Reported on By the Parent Holding
               -------------------------------------------------------------
               Company
               -------
               Not Applicable

ITEM 8.        Identification and Classification of Members of the Group
               ---------------------------------------------------------
               Not Applicable

ITEM 9.        Notice of Dissolution of Group
               ------------------------------
               Not Applicable

                                                               Page 5 of 5 pages


ITEM 10.       Certification
               -------------
               Not Applicable

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 12, 1997



                                             /s/ Steven K. Case
                                             ----------------------------------
                                             By:  Steven K. Case